UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2012

Pizza Inn Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	0-12919	45-3189287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas	75056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (469) 384-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2012, Charles R. Morrison submitted his resignation as President and Chief Executive Officer of Pizza Inn Holdings, Inc. (the “Company”), such resignation to be effective as of June 15, 2012.

On June 5, 2012, the board of directors of Pizza Inn appointed Clinton J. Coleman, age 35, as Interim Chief Executive Officer of the Company, such appointment to be effective as of June 15, 2012.  Mr. Coleman will serve in such capacity on an at will basis while the board of directors undertakes a search for a permanent Chief Executive Officer.  During his tenure as Interim Chief Executive Officer, Mr. Coleman will be compensated at the rate of $26,000 per month.

Mr. Coleman has served as a director of the Company since 2007.  Mr. Coleman currently serves as a Managing Director of Newcastle Capital Management, L.P., a private investment firm that is the general partner of Newcastle Partners, L.P., which is the largest shareholder of the Company.  Mr. Coleman also has served as the Chief Executive Officer of Bell Industries, Inc., a company primarily providing information technology services, since 2007.  Mr. Coleman served as Interim Chief Financial Officer of the Company between July 2006 and January 2007.  Prior to joining Newcastle, Mr. Coleman served as a portfolio analyst with Lockhart Capital Management, L.P., an investment partnership, from 2003 to 2005. From 2002 to 2003, he served as an associate with Hunt Investment Group, L.P., a private investment group. Previously, Mr. Coleman was an associate director with the Mergers & Acquisitions Group of UBS.

ITEM 8.01	OTHER EVENTS

The Company has issued a press release announcing Mr. Morrison’s resignation and the appointment of Mr. Coleman as its Interim Chief Executive Officer, a copy of which is attached as an exhibit hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Pizza Inn Holdings, Inc. press release dated June 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIZZA INN, INC.

Date: June 7, 2012	By:	/s/ Charles R. Morrison
Charles R. Morrison, President
and Chief Executive Officer